UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Redfin Corporation
(Name of Registrant as Specified In Its Charter)

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April 20, 2018

Dear Redfin Stockholder,

You are invited to attend the 2018 Annual Meeting of Stockholders of Redfin Corporation to be held on Wednesday, June 6, 2018 at 9:30 a.m. Pacific Time. The meeting will be a virtual meeting of stockholders, which will be conducted exclusively online via a live webcast. You will be able to attend the meeting, submit your questions during the meeting, and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/RDFN2018.

The matters to be acted upon at the meeting are described in the accompanying proxy statement. Please use this opportunity to take part in Redfin’s affairs by voting on the business to come before the meeting.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to cast your ballot promptly in one of the ways outlined in the accompanying proxy statement.

Sincerely,
Robert Mylod, Jr.
Chairman of the Board

Notice of 2018 Annual Meeting of Stockholders

Date:	Wednesday, June 6, 2018

Time:	9:30 a.m. Pacific Time

Website for the meeting:	www.virtualshareholdermeeting.com/RDFN2018

Matters to be voted on:
1. To elect as Class I directors the three nominees named in the proxy statement

2. To ratify the appointment of Deloitte & Touche LLP as Redfin’s independent registered public accounting firm for the fiscal year ending December 31, 2018

In addition, stockholders may be asked to vote upon other business that is properly brought before the meeting or any adjournment of the meeting.

Record date:
April 9, 2018. Only stockholders at the close of business on the record date are entitled to vote at the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination during the meeting to any stockholder for any purpose germane to the meeting. A stockholder can access this list by visiting the website for the meeting.

By order of the Board of Directors,
Anthony Kappus
General Counsel and Corporate Secretary

Seattle, Washington
April 20, 2018

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why did I receive this proxy statement and other materials related to the annual meeting?

On or around April 20, 2018, we delivered this proxy statement and other meeting materials to our stockholders. You are receiving the materials because our board of directors is soliciting your proxy to vote at the meeting. The materials describe the matters to be voted on at the meeting and provide you with other important information so that you can make informed decisions. Please review the materials before casting your vote.

2.	What are the date, time and location of the annual meeting?

We will hold the meeting at 9:30 a.m. Pacific Time on Wednesday, June 6, 2018. We will conduct the meeting exclusively online via a live webcast, and you can attend by visiting www.virtualshareholdermeeting.com/RDFN2018 at the time of the meeting.

3.	What are the matters to be voted upon at the annual meeting?

You are being asked to vote on the following:

1.	Elect Austin Ligon, David H. Lissy, and James Slavet as Class I directors of our board of directors.

2.	Ratify the board of directors’ appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

While we do not expect any other matter to be voted upon at the meeting, the proxy holders will have discretionary authority to vote shares represented by a returned proxy on any additional matter that is presented for a vote at the meeting.

4.	Who is entitled to vote at the annual meeting?

A person who owned shares of our common stock as of the close of business on April 9, 2018, or the record date, is entitled to vote at the meeting. As of the record date, we had 82,714,620 shares outstanding.

5.	Am I a record holder or a beneficial holder? What is the difference?

If the shares that you own are registered in your name with our transfer agent, then you are considered a record holder of our shares. If the shares that you own are registered in the name of a broker or other nominee, then you are considered a beneficial holder of our shares.

As a record holder, you may vote your shares directly using the methods described in question 9 below. As a beneficial holder, you must instruct, using the methods described in question 9 below, your broker or other nominee through which you hold your shares on how to vote your shares. If your broker or nominee does not receive instructions from you, then it may lack discretion to vote your shares, as described in question 7 below.

6.	What are my choices in voting on each matter? How does the board of directors recommend that I vote?

Proposal number	Item	Voting choices	Board recommendation
1	Election of directors	For or Withhold on each nominee	For each nominee
2	Ratification of appointment of auditor	For, Against, or Abstain	For

7.	What vote is required to approve each matter? How do abstentions and broker non-votes affect approval?

Proposal number	Item	Votes required for approval	Abstentions	Broker non-vote(1)
1	Election of directors	Plurality	Not applicable	No effect
2	Ratification of appointment of auditor	Majority of votes cast	No effect	Not applicable

(1) A broker non-vote occurs when a beneficial holder does not provide specific voting instructions to the broker or other nominee through which it holds its shares and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to proposal 1 but do have discretionary authority to vote uninstructed shares with respect to proposal 2.

8.	How many votes does each share represent?

Each share of common stock represents one vote.

9.	How do I vote?

You may vote before the meeting through any of the following methods:

•	By Internet: visit www.proxyvote.com

•	By telephone: call 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial holder)

•	By mail: complete, date, and sign your proxy card (if you are a record holder) or voting instruction form (if you are a beneficial holder) and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 5, 2018.

Stockholders who attend the meeting by visiting www.virtualshareholdermeeting.com/RDFN2018 may vote through that website at the meeting.

10.	How can I revoke my proxy or change my vote?

If you are a record holder, you can can revoke your proxy by delivering a notice to our principal executive offices, addressed to our Corporate Secretary, stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the meeting.

If you are a record holder, you may change your vote before the meeting by submitting a later-dated proxy through any of the methods described under question 9 above. You do not need to deliver the later-dated proxy using the same method as the original proxy.

If you are a beneficial holder, please contact your broker or other nominee for the procedures on revoking your proxy or changing your vote before the meeting.

Both record holders and beneficial holders may change their vote by attending the meeting and voting at the meeting. Your attendance at the meeting, alone, will not revoke your proxy.

11.	Who will bear the cost of the solicitation of proxies by our board of directors?

Redfin will bear the cost of the solicitation.

12.	What is the deadline for submitting a stockholder proposal to be presented at the 2019 annual meeting of stockholders?

If you wish to submit a stockholder proposal for inclusion in Redfin’s proxy materials for the 2019 annual meeting, then we must receive your proposal at our principal executive offices no later than December 21, 2018. Please review the SEC’s Rule 14a-8 for the requirements you must meet and the information you must provide if you wish to submit this type of stockholder proposal.

For other types of stockholder proposals to be presented at the 2019 annual meeting, you must deliver notice of your intent to submit a proposal to our principal executive offices no earlier than the close of business on February 21, 2019 and no later than the close of business on March 23, 2019. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to submit a proposal under this process.

13.	What is the deadline for nominating a person for election as a Class II director at the 2019 annual meeting of stockholders?

You must deliver notice of your intent to nominate a Class II director candidate to our principal executive offices no earlier than the close of business on February 21, 2019 and no later than the close of business on March 23, 2019. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to nominate a person for election.

14.	I share an address with one or more other stockholders. Why did we receive only one set of annual meeting materials?

We have elected to utilize an SEC rule that permits us to deliver one set of annual meeting materials to multiple stockholders sharing an address. However, if each stockholder at the shared address would like to receive separate copies of the materials, then we will deliver promptly the additional copies upon written or oral request. You can make a request by delivering a notice to Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-866-540-7095.

If you are a beneficial holder, please contact your broker or other nominee for instructions on how to receive separate copies of the materials.

15.	I share an address with one or more other stockholders and we each received separate copies of the annual meeting materials. Can we receive only one set of materials for future meetings?

Yes, to receive one set of materials for future meetings, please make a request by contacting Broadridge Financial Solutions, Inc. at the address and phone number provided in question 14 above.

If you are a beneficial holder, please contact your broker or other nominee for instructions on how to receive one set of materials for future meetings.

16.	What is the mailing address for Redfin’s principal executive offices?

The mailing address for our principal executive offices is 1099 Stewart Street, Suite 600, Seattle, WA 98101.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our board of directors consists of eight directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class I are standing for election at the upcoming meeting, while directors in Class II and Class III will stand for election at the 2019 annual meeting and 2020 annual meeting, respectively.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Austin Ligon, David H. Lissy, and James Slavet for election as Class I directors. See “—Class I Director Nominees” below for more information about each Class I nominee. If a Class I nominee is unable to serve, or for good cause will not serve, as a director, then the proxy holders will vote a returned proxy for the election of a substitute nominee who is proposed by the board of directors. If elected at the meeting, the Class I directors will serve until the 2021 annual meeting and until his successor is elected and qualified, or, if earlier, his resignation or removal.

Director Diversity and Independence

In identifying director nominees, our nominating and corporate governance committee considers diversity of viewpoint, professional experience, education, skillset, and other unique qualities and attributes that contribute to heterogeneity across our board of directors, including characteristics such as race, gender, and national origin.

Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq. We evaluated the independence of our directors based on Nasdaq’s listing standards and concluded that each director, other than Glenn Kelman, is independent.

Class I Director Nominees

Austin Ligon
Independent director
Age 67

Austin Ligon has served as a member of our board of directors since September 2010. Mr. Ligon was Co-Founder, and served as President from 1995 to 2006 and Chief Executive Officer from 2002 to 2006, of CarMax, Inc., America’s largest used-car retailer, operating both through stores nationwide and online. Mr. Ligon holds a B.A. in the Plan II Honors Program and an M.A. in Economics from the University of Texas at Austin, as well as an M.B.A. from Yale School of Management. We believe that Mr. Ligon’s experience scaling and managing CarMax from startup to nationwide operations, with extensive online presence and nationally distributed field operations, qualifies him to serve on our board of directors.

David H. Lissy
Independent director
Age 52

David Lissy has served as a member of our board of directors since February 2018. Mr. Lissy has served as the Executive Chairman of Bright Horizons Family Solutions Inc., or Bright Horizons, a provider of childcare and early education, dependent care, and educational advisory services for employers and families, since January 2018. He has served as a director of Bright Horizons since 2001. Previously, Mr. Lissy served as Chief Executive Officer of Bright Horizons from 2002 to January 2018 and served as Chief Development Officer of Bright Horizons and as Executive Vice President prior to that. Mr. Lissy currently serves on the boards of Bright Horizons, Jumpstart, and Ithaca College. Mr. Lissy holds a B.S. in Business and Economics from Ithaca College. We believe that Mr. Lissy’s experience leading a publicly traded company, as both a director and an executive officer, qualifies him to serve on our board of directors. Glenn Kelman, our President and Chief Executive Officer, recommended Mr. Lissy to our nominating and corporate governance committee.

James Slavet
Independent director
Age 48

James Slavet has served as a member of our board of directors since November 2009. Mr. Slavet has served as a Partner of Greylock Partners since 2006. Previously, Mr. Slavet served as Vice President/General Manager in Search & Marketplace at Yahoo! Inc., a global technology company, from 2004 to 2006. Prior to that, Mr. Slavet founded and served as Chief Operating Officer of Guru Inc., an online contractor marketplace subsequently acquired by Unicru, Inc. Mr. Slavet currently serves on the board of directors of a number of private companies. Mr. Slavet holds a B.A. in Public Policy from Brown University and an M.B.A. from Harvard Business School. We believe that Mr. Slavet’s experience advising and managing growth-oriented technology companies, including as an operating executive, qualifies him to serve on our board of directors.

Class II Continuing Directors

Julie Bornstein
Independent director
Age 48

Julie Bornstein has served as a member of our board of directors since October 2016. From March 2015 to September 2017, Ms. Bornstein served as Chief Operating Officer at Stitch Fix, Inc., an online styling services company. Prior to that, Ms. Bornstein served as Chief Marketing and Digital Officer at Sephora, a cosmetic products company and subsidiary of LVMH Moët Hennessy Louis Vuitton SE, from 2007 to March 2015. Ms. Bornstein also previously served on the boards of directors of a number of private companies. Ms. Bornstein holds an A.B. in Government from Harvard College and an M.B.A. from Harvard Business School. We believe that Ms. Bornstein’s senior leadership experience at various online services companies qualifies her to serve on our board of directors.

Robert Mylod, Jr.
Independent director
Age 51

Robert Mylod, Jr. has served as a member of our board of directors since January 2014 and has served as chairman of our board of directors since August 2016. Mr. Mylod has served as the Managing Partner of Annox Capital since January 2012. Previously, Mr. Mylod was Chief Financial Officer, Vice Chairman, and Head of Worldwide Strategy and Planning at The Priceline Group, Inc., an online travel services provider. Mr. Mylod also currently serves on the board of directors of The Priceline Group, Inc. and Dropbox, Inc. Mr. Mylod holds an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Mylod’s experience as a venture capital investor and a senior finance executive, including as the chief financial officer of a large publicly traded online services provider, qualifies him to serve on our board of directors.

Selina Tobaccowala
Independent director
Age 41

Selina Tobaccowala has served as a member of our board of directors since January 2014. Ms. Tobaccowala has served as Chief Executive Officer and co-founder of Gixo Inc. since April 2016 and previously served as President and Chief Technology Officer of SurveyMonkey Inc., an online survey development company, from October 2009 to April 2016. Previously, Ms. Tobaccowala was Senior Vice President of Product & Technology at Ticketmaster Europe, Inc., an online retailer of tickets for events and subsidiary of Ticketmaster Entertainment, Inc., which was subsequently acquired by Live Nation Entertainment, and co-founder and Vice President of Engineering at Evite, Inc., an online social-planning website and subsidiary of IAC/InterActiveCorp, which was subsequently acquired by Liberty Media Group. Ms. Tobaccowala holds a B.S. in Computer Science from Stanford University. We believe that Ms. Tobaccowala’s senior leadership experience at multiple online services companies qualifies her to serve on our board of directors.

Class III Continuing Directors

Robert Bass
Independent director
Age 68

Robert Bass has served as a member of our board of directors since October 2016. Mr. Bass served as a vice chairman of Deloitte LLP from 2006 through June 2012 and was a partner at Deloitte LLP from 1982 through June 2012. Mr. Bass also serves on the board of directors of Groupon, Inc., a global leader in online local commerce, Sims Metal Management Ltd, a metals and electronics recycling company, and Apex Tool Group, LLC, a manufacturer of professional hand and power tools. We believe that Mr. Bass’s experience and knowledge of public company financial reporting and accounting, including with respect to companies in the online services sector, and his accounting firm leadership experience, qualifies him to serve on our board of directors.

Glenn Kelman
Age 47

Glenn Kelman has served as our President and Chief Executive Officer and as a member of our board of directors since March 2006 after serving in a number of executive-level roles since 2005. Before joining us, Mr. Kelman was the co-founder of Plumtree Software, Inc., a provider of enterprise portal software products, where he served as Vice President of Marketing and Product Management from 1997 to 2004. Mr. Kelman holds a B.A. in English from University of California, Berkeley. We believe that Mr. Kelman’s deep understanding of our company and his real estate industry experience qualifies him to serve on our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines provide that our board of directors, in consultation with the nominating and corporate governance committee, is free to choose its chair in any way that it deems best for us and that the nominating and corporate governance committee will periodically consider our board’s leadership structure and make recommendations to change the structure as it deems appropriate. Our board of directors believes that Redfin and its stockholders are currently best served by having Robert Mylod, Jr. serve as our Chairman and Glenn Kelman serve as our President and Chief Executive Officer. Our board of directors believes that the separation of the roles of chair and chief executive officer provides effective independent oversight of management while allowing our board and management to benefit from our directors’ extensive financial and business expertise.

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board and to our personnel who are responsible for risk assessment, information about the identification, assessment, and management of critical risks.

Board Meetings and Annual Meeting Attendance

During 2017, our board of directors held six meetings and acted by unanimous written consent four times.

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our initial public offering in August 2017 and did not hold an annual meeting of stockholders in 2017.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Please see below for information regarding each committee. You can obtain the charter for each committee in the “Governance Highlights” section of our investor relations website at investors.redfin.com.

Audit Committee
Members	• Robert Bass (Chair)* • Austin Ligon • Robert Mylod, Jr.
2017 activity	• Held nine meetings • Acted by unanimous written consent one time
Responsibilities
•    Review and discuss with management our quarterly and annual financial results and the related earnings releases and earnings guidance distributed to the public
•    Discuss with management and our independent auditors the selection, application, and disclosure of critical accounting policies and practices
•    Review and discuss with management and our independent auditors their periodic reviews of the adequacy and effectiveness of our accounting and financial reporting processes and systems of internal control (both internal and external), including any significant deficiencies and material weaknesses in their design or operation
•    Be directly responsible for the appointment, compensation, retention, oversight and, when appropriate, replacement of our independent auditors

* Our board of directors has determined that Mr. Bass qualifies as an “audit committee financial expert,” as the SEC has defined that term.

Compensation Committee
Members*	• James Slavet (Chair) • Selina Tobaccowala
2017 activity	• Held three meetings • Acted by unanimous written consent two times
Responsibilities
•    Annually review our overall compensation strategy, including base salary, incentive compensation and equity-based compensation, to assure that it promotes stockholder interests and supports our strategic and tactical objectives
•    Annually review and approve all cash-based and equity-based incentive compensation plans and arrangements
•    Review all director compensation and benefits for service on our board and committees and recommend to our board the form and amount of director compensation

* In addition to Mr. Slavet and Ms. Tobaccowala, Paul Goodrich, who resigned from our board of directors on December 1, 2017, also served on our compensation committee during 2017.

Nominating and Corporate Governance Committee
Members	• Julie Bornstein (Chair) • Robert Bass
2017 activity	• Held two meetings
Responsibilities
•    Develop and recommend policies regarding our director nomination process
•    Identify, evaluate and select, or recommend that our board select, nominees for election or appointment to our board
•    Periodically review and assess the adequacy of our compliance policies and recommend any proposed changes to our board

Audit Committee Report

Redfin’s management has primary responsibility for preparing the company’s consolidated financial statements and for its financial reporting process. The audit committee has reviewed, and discussed with management, Redfin’s audited consolidated financial statements for the year ended December 31, 2017. The audit committee provides the company’s board of directors with the information and materials the committee deems necessary to make the board aware of financial matters requiring the attention of the board. The audit committee also meets in executive sessions, without the presence of the company’s management, with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2017 be included in Redfin’s annual report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Robert Bass
Austin Ligon
Robert Mylod, Jr.

Process for Determining Executive and Director Compensation

Our compensation committee is responsible for reviewing and approving all forms of compensation for our executive officers. This responsibility is subject to approval by our board of directors if our compensation committee or legal counsel determines that approval is desirable or required. In setting the compensation of our executive officers other than our Chief Executive Officer, our compensation committee may take into account the recommendations of our Chief Executive Officer.

Our compensation committee also reviews compensation for our directors and recommends to our board the form and amount of compensation.

For 2017, our compensation committee engaged Compensia, Inc. to advise on executive and director compensation practices as a public company. The engagement includes developing a peer group for assessing compensation practices, advising on equity plan funding and employee stock purchase plan practices, and consulting on executive severance and change-of-control agreements.

Communicating with our Board of Directors

Stockholders who wish to communicate with our board of directors or specific individual directors may do so by letter sent to our principal executive offices, addressed to the attention of our Corporate Secretary. Please see question 16 under “Questions and Answers about the Annual Meeting” for the address of our principal executive offices. Our Corporate Secretary reviews all communications and forwards them to the intended recipient(s) consistent with a screening policy, which provides that sales materials, routine items, and items unrelated to the duties and responsibilities of the board of directors are not relayed to directors.

Stockholder Recommendations for Director Nominees

In evaluating potential director nominees, our nominating and corporate governance committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend a candidate to our nominating and corporate governance committee for consideration for nomination should send to us, at our principal executive offices, information regarding the candidate. Please see question 16 under “Questions and Answers about the Annual Meeting” for the address of our principal executive offices.

Related Party Transaction Policy

Our board of directors has adopted a written related party transactions policy. Under this policy, a transaction constitutes a “related party transaction” if (i) we participate in the transaction, (ii) the transaction’s value exceeds $120,000, and (iii) a related party has or will have a direct or indirect material interest. A related party is any of our executive officers, our directors and director nominees, beneficial owners of more than 5% of our common stock, and any immediate family member of any of the foregoing persons.

Our audit committee must review and approve any related party transaction before we participate in the transaction. If it is inappropriate for our audit committee to review the transaction due to a conflict of interest or otherwise, then our nominating and corporate governance committee will review the transaction. If advance approval of the transaction was not feasible or was not obtained, then we will submit the transaction to the applicable committee as soon as reasonably practicable, and the committee will ratify and continue, amend and ratify, or terminate or rescind the transaction.

In reviewing a related party transaction, the applicable committee will consider the facts and circumstances of the transaction, including (i) the risks, costs, and benefits to us, (ii) the impact on a director’s independence if the related party is a director, immediate family member of a director, or an entity affiliated with a director, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The applicable committee will approve only those transactions that are in, or are not inconsistent with, the best interests of Redfin and its stockholders.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including the persons serving as our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct and ethics is available under the “Governance Highlights” section of our investor relations website located at investors.redfin.com. We will disclose any amendment to, or waiver from, our code of conduct and ethics that pertains to the persons serving as our principal executive officer, principal financial officer, or principal accounting officer on the above-referenced website.

DIRECTOR COMPENSATION

We compensate our non-employee directors, other than James Slavet, with a combination of cash and equity, in the form of restricted stock units, or RSUs. Mr. Slavet is a managing member of Greylock XII GP LLC, an affiliate of Greylock Partners, and has an arrangement with Greylock Partners pursuant to which any director compensation due to him is paid directly to Greylock Partners. Glenn Kelman, our President and Chief Executive Officer, also serves as a director. We compensate Mr. Kelman solely for serving as our President and Chief Executive Officer – see “Executive Compensation” below – and do not provide additional compensation for his service as a director. The following table describes our annual compensation arrangements with our non-employee directors.

Cash
Board chair fee(1)	$40,000
Board member fee	30,000
Committee chair fee(1)
Audit Committee	10,000
Compensation Committee	5,000
Nominating and Corporate Governance Committee	4,000
Committee member fee
Audit Committee	5,000
Compensation Committee	2,500
Nominating and Corporate Governance Committee	2,000
Equity
Board member RSU grant(2)	$100,000

(1) The board chair and each committee chair receives only the fee due to him or her as chair and does not receive an additional fee as a member of our board or a committee.

(2) On the date of each annual meeting of the stockholders, we will grant RSUs with an aggregate grant date fair value of $100,000 to each non-employee director who is serving on our board of directors prior to, and who will continue to serve as a director following, the annual meeting, We will compute the number of RSUs granted by dividing $100,000 by the average daily closing price of our common stock for the 10 business days ending on the day preceding the annual meeting, rounding down to the nearest whole share. Subject to certain exceptions, the RSUs will vest on the earlier of (i) the date of the annual meeting of stockholders following the grant and (ii) the date that is one year following the grant, in each case, so long as the non-employee director continues to provide services to us through such date.

The following table provides information regarding the compensation earned by our non-employee directors in 2017.

2017 Director Compensation
Name	Fees earned or paid in cash ($)	Total ($)
Robert Bass*	21,000	21,000
Julie Bornstein*	17,000	17,000
Andrew Goldfarb*(1)	—	—
Paul Goodrich*(2)	13,601	13,601
Austin Ligon*	17,500	17,500
Robert Mylod, Jr.*	22,500	22,500
James Slavet*	—(3)	—(3)
Selina Tobaccowala*	16,250	16,250

* The table below reports the number of option awards held by each director as of December 31, 2017.

Name	Option Awards
Robert Bass	66,666
Julie Bornstein	50,000
Andrew Goldfarb	—
Paul Goodrich	—
Austin Ligon	37,556
Robert Mylod, Jr.	133,333
James Slavet	—
Selina Tobaccowala	100,000

(1) Mr. Goldfarb resigned from our board of directors in July 2017.

(2) Mr. Goodrich resigned from our board of directors in December 2017.

(3) We paid the $17,500 due to Mr. Slavet for his service as a director directly to Greylock Partners.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors, upon the recommendation of our audit committee, has appointed Deloitte & Touche LLP, or Deloitte, as Redfin’s independent registered public accounting firm for 2018. We are submitting the appointment of Deloitte to our stockholders for ratification. If Deloitte’s appointment is not ratified by our stockholders, our board of directors will take the vote into consideration when determining whether or not to retain Deloitte. Even if stockholders ratify the appointment of Deloitte, our board of directors has the discretion to select a different independent registered public accounting firm.

We expect representatives of Deloitte to be present at the meeting and if they are present, they will have the opportunity to make a statement if they desire to do so. We also expect representatives of Deloitte to be available to respond to appropriate questions at the meeting.

Deloitte also served as Redfin’s independent registered public accounting firm in 2017 and 2016. The following table presents the aggregate fees billed by Deloitte.

	2017	2016
Audit fees	$1,065,598	$386,171
Audit-related fees(1)	1,167,137	300,000
Tax fees	—	—
All other fees(2)	103,854	—
Total	$2,336,589	$686,171

(1) Fees relate to services performed by Deloitte in connection with our initial public offering.

(2) $101,768 of the fees relate to services performed by Deloitte for a cybersecurity assessment, and $2,086 of the fees relate to access to an online accounting database provided by Deloitte.

Our audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, our audit committee pre-approved all of the services related to the “audit-related fees” and the “all other fees” described in the table above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

EXECUTIVE OFFICERS

We have five executive officers, each of whom holds office until his or her successor is duly elected and qualified or until the officer’s earlier resignation, disqualification, or removal. Information regarding our executive officers is provided below.

Glenn Kelman
President, Chief Executive Officer and Director
Age 47

Glenn Kelman has served as our President and Chief Executive Officer and as a member of our board of directors since March 2006 after serving in a number of executive-level roles since 2005. Before joining us, Mr. Kelman was the co-founder of Plumtree Software, Inc., a provider of enterprise portal software products, where he served as Vice President of Marketing and Product Management from 1997 to 2004. Mr. Kelman holds a B.A. in English from University of California, Berkeley.

Bridget Frey
Chief Technology Officer
Age 40

Bridget Frey has served as our Chief Technology Officer since February 2015 and previously as our Senior Vice President, Engineering from September 2014 to February 2015. Ms. Frey joined us in June 2011 as Director of Analytics Engineering and also served as our Vice President, Seattle Engineering from April 2012 to September 2014. Before joining us, Ms. Frey held various positions at Lithium Technologies, Inc., a software company, from 2007 to 2011, including as Director of Analytics and Business Applications and a principal software engineer. Ms. Frey holds an A.B. in Computer Science from Harvard College.

Scott Nagel
President of Real Estate Operations
Age 52

Scott Nagel has served as our President of Real Estate Operations since April 2013 and previously as our Chief of Real Estate Operations from May 2012 to April 2013. Mr. Nagel joined us in 2007 as Vice President of Real Estate. Before joining us, Mr. Nagel served as Managing Director at LexisNexis, a division of Reed Elsevier Inc., a provider of legal research services, from 2003 to 2007. Prior to that, Mr. Nagel also served as Director, Client Solutions Group at Applied Discovery, Inc., a provider of electronic discovery services, from 2000 to 2003. Mr. Nagel holds a B.A. in Political Science from the University of Washington and a J.D. from Seattle University School of Law.

Chris Nielsen
Chief Financial Officer
Age 51

Chris Nielsen has served as our Chief Financial Officer since June 2013. Before joining us, Mr. Nielsen served as Chief Financial Officer and Chief Operating Officer at Zappos.com, an online shoe and clothing subsidiary of Amazon.com, Inc., from 2010 to June 2013. Prior to that, Mr. Nielsen served as Vice President, Home & Garden, and in various finance roles, at Amazon.com, Inc., an electronic commerce and cloud computing company, from 2003 to 2010. Mr. Nielsen holds a B.S. in Industrial Engineering from Stanford University and an M.B.A from MIT Sloan School of Management.

Adam Wiener
Chief Growth Officer
Age 39

Adam Wiener has served as our Chief Growth Officer since May 2015. Mr. Wiener joined us in 2007 and previously served in various positions of increasing leadership, including as Lead Product Manager; Director, Partner Programs and New Products; Vice President, Analytics and New Business; and Senior Vice President, Marketing Analytics and New Business. Before joining us, Mr. Wiener served as Lead Program Manager at Microsoft, Inc., a global technology company, from 2002 to 2007. Mr. Wiener holds a B.S. in Symbolic Systems from Stanford University.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure provide information about the compensation provided to certain of our executive officers during 2017. These executive officers, who we refer to as our named executive officers, are:

•	Glenn Kelman, our President and Chief Executive Officer, who was our principal executive officer in 2017;

•	Scott Nagel, our President of Real Estate Operations, who was one of our most two most highly compensated executive officers, excluding Mr. Kelman, in 2017; and

•	Chris Nielsen, our Chief Financial Officer, who was one of our two most highly compensated executive officers, excluding Mr. Kelman, in 2017.

2017 Summary Compensation Table
Name and principal position	Year	Salary ($)	Option awards(1) ($)	Non-equity incentive plan compensation(2) ($)	Total ($)
Glenn Kelman (President and Chief Executive Officer)	2017	250,000	6,337	—	256,337
	2016	250,871	68,258	—	319,129
Scott Nagel (President of Real Estate Operations)	2017	250,000	325,997	173,538	749,535
	2016	250,724	396,000	211,750	858,474
Chris Nielsen (Chief Financial Officer)	2017	286,923	814,997	99,165	1,201,085

(1) The amounts reported in this column represent the aggregate grant date fair value of the stock options computed in accordance with the SEC’s rules and do not correspond to the actual economic value that may be received by our named executive officers from the stock options. Please see “Note 7: Stock-based Compensation— Black-Scholes-Merton option-pricing model” beginning on page 74 of our Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions we made in computing the grant date fair value.

(2) The amounts reported in this column represent the amounts earned under our executive bonus plan. See “—2017 Executive Bonus Plan” below for the material terms of the awards made to our named executive officers during 2017.

Employment Arrangements

In June 2017, we entered into amended and restated employment offer letters with each of our named executive officers. Pursuant to these letters, each officer is an at-will employee,

earns the base salary provided in the letter, has the opportunity to earn an incentive bonus under our executive bonus plan, and receives our standard employee benefits. The potential payments and benefits due to an officer upon the termination of his employment in connection with a change in control of us are described below in “—Potential Payments upon Termination or Change in Control.”

2017 Stock Option Awards

On June 14, 2017, our board of directors granted our named executive officers stock options with an exercise price of $10.80 in the amounts reflected in the table below. The exercise price and the number of stock options reflect the reverse stock split we effected in July 2017. Mr. Kelman’s stock options were fully vested on the grant date. For the other named executive officers, 25% of their total stock options will vest on May 1, 2018 and 2.0833% of their total stock options will vest monthly beginning on June 1, 2018, with 100% of the stock options vested on May 1, 2021. Vesting is subject to the named executive officer’s provision of service to us on each vesting date.

Named executive officer	Number of stock options
Glenn Kelman	1,296
Scott Nagel	66,666
Chris Nielsen	166,666

2017 Executive Bonus Plan

Pursuant to our 2017 executive bonus plan, each of our named executive officers was eligible to receive a cash payout based on our satisfaction of a minimum revenue amount and our achievement of certain performance metrics established, at target and maximum levels, by our compensation committee. These metrics included (i) number of visits to our website and mobile application, (ii) adjusted revenue, (iii) adjusted net income, (iv) customer satisfaction as measured by our net promoter score, and (v) our costs per brokerage transaction. Additionally, Mr. Kelman’s performance metrics also included a requirement that we be profitable in 2017. In early 2018, our compensation committee reviewed the level of achievement of each performance goal against the pre-established targets and approved the payment of the amounts set forth under “Non-equity incentive plan compensation” in the 2017 Summary Compensation Table.

Outstanding Equity Awards at 2017 Fiscal Year-End
	Option Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date
Glenn Kelman	8/16/2011	180,313	—	0.36	8/16/2021
	7/26/2013	211,111	—	3.75	11/26/2023
	11/23/2015	251,735(1)	231,598(1)	8.61	11/24/2025
	2/03/2016	10,047	—	8.97	2/03/2026
	9/29/2016	8,148	—	8.10	9/29/2026
	6/9/2017	1,296	—	10.80	6/14/2027
Scott Nagel	12/8/2009	166,667	—	0.36	12/08/2019
	5/1/2011	66,666	—	0.36	8/16/2021
	4/1/2012	151,666	—	1.41	4/12/2022
	5/1/2013	216,666	—	1.77	6/18/2023
	5/4/2014	62,199(1)	7,233(1)	6.42	7/10/2024
	5/1/2015	81,299(1)	44,584(1)	8.61	10/28/2025
	5/2/2016	39,580(1)	60,419(1)	9.15	5/11/2026
	5/1/2017	—	66,666(1)	10.80	6/14/2027
Chris Nielsen	6/17/2013	739,599	—	2.25	8/2/2023
	5/2/2016	32,980(1)	50,353(1)	9.15	5/11/2026
	5/1/2017	—	166,666(1)	10.80	6/14/2027

(1) The option award vests over four years, with 25% of the total options vesting on the one-year anniversary of the vesting commencement date and thereafter, with 2.0833% of the total options vesting on a monthly basis.

Potential Payments upon Termination or Change in Control

In July 2017, we entered into a change in control severance agreement, or change in control agreement, with each of our named executive officers. The change in control agreement provides that the officer will receive the benefits described below upon either a termination by us of the officer’s employment without “cause” or a voluntary resignation by the officer from his employment with “good reason” during the period three months before a “change in control” and ending 12 months after a “change in control” of our company. The change in control agreement defines the terms “cause,” “good reason” and “change in control.” We refer to either of these terminations as a “qualifying termination.” The benefits provided by the change in control agreement are contingent upon the consummation of the change in control of our company. The benefits are also contingent upon the officer executing a customary release of claims.

In the event of qualifying termination, the named executive officer will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) each then-outstanding and unvested equity award will accelerate and become vested as if the officer had continued in service for an additional 12 months, except that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, provided for in the applicable award agreement.

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested equity awards held by the named executive officer, then those awards will accelerate in full, except that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, provided for in the applicable award agreement.

Pursuant to our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, if awards granted under the 2004 plan are assumed, converted, or replaced by the successor entity in connection with a change in control (as defined in the 2004 plan), the awards will have their vesting accelerated by 12 months.

The change in control agreement with each named executive officer is in effect for three years, unless renewed or earlier terminated, subject to certain limitations. The benefits under the change in control agreements supersede all other agreements and understandings between us and each officer with respect to severance and vesting acceleration, except that the change in control agreement does not modify the acceleration rights under the 2004 plan described above.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2017 relating to compensation plans under which we may issue shares of our common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	13,180,950(2)	$6.30	8,626,724(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,180,950(2)	$6.30	8,626,724(2)(3)

(1) This category consists of our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, our 2017 Equity Incentive Plan, or 2017 plan, and our 2017 Employee Stock Purchase Plan, or ESPP.

(2) Includes 7,026,724 shares of common stock that remain available for issuance under our 2017 plan and 1,600,000 shares that remain available for issuance under our ESPP. There are no shares of common stock available for issuance under our 2004 plan, but the plan continues to govern the terms of stock options granted under the plan. Any shares of common stock that are subject to outstanding awards granted under our 2004 plan will generally be issued under our 2017 plan.

(3) Our 2017 plan and our ESPP each provides for an automatic annual increase in the number of shares available for issuance under the plan. Any increase will occur on the first day of each year, beginning on January 1, 2018 and continuing through January 1, 2028. For our 2017 plan, the amount of any increase is equal to the lesser of 5% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors. For our ESPP, the amount of any increase is equal to the lesser of 1% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of our common stock as of April 9, 2018 by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock; and

•	our management, which includes

◦	each of our directors and director nominees;

◦	each of our named executive officers, as described in “Executive Compensation” above; and

◦	all of our directors and executive officers as a group.

In accordance with the SEC’s rules, the number of shares beneficially owned reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 8, 2018. Except as indicated in the footnotes to the table, each person has sole voting and investment power over the shares reported as beneficially owned by the person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Beneficial Owners
Persons affiliated with Draper Fisher Jurvetson	7,264,729(1)	8.8%
Persons affiliated with Greylock Partners	6,243,262(2)	7.5%
T. Rowe Price Associates, Inc.	5,097,943(3)	6.2%
Persons affiliated with Tiger Global Management	7,690,091(4)	9.3%
Persons affiliated with Vulcan Capital	7,021,666(5)	8.5%
Management
Robert Bass	52,777(6)	*
Julie Bornstein	39,583(7)	*
Glenn Kelman	2,702,439(8)	3.2%
Austin Ligon	671,329(9)	*
David H. Lissy	—	—
Robert Mylod, Jr.	491,033(10)	*
Scott Nagel	840,346(11)	1.0%
Chris Nielsen	803,129(12)	*
James Slavet	34,054(13)	*
Selina Tobaccowala	106,862(14)	*
All directors and executive officers as a group	7,680,339(15)	8.8%

* Percentage owned does not exceed one percent.

(1) Ownership consists of (i) 6,771,743 shares for which voting and investment power is shared among Draper Fisher Jurvetson Fund IX, L.P., Draper Fisher Jurvetson Fund IX Partners, L.P., DFJ Fund IX, Ltd., Timothy C. Draper, John H. N. Fisher and Stephen T. Jurvetson (ii) 251,911 shares for which voting and investment power is shared among Draper Fisher Jurvetson Partners IX, LLC, Timothy C. Draper, John H. N. Fisher and Stephen T. Jurvetson, (iii) 225,479 shares for which voting and investment power is shared between Draper Associates, L.P. and Draper Associates, Inc., (iv) 7,619 shares held by Draper Associates Riskmasters Fund II, LLC and (v) 7,977 shares held Draper Associates Riskmasters Fund III, LLC. Timothy C. Draper also has sole voting and investment power over the 241,075 shares described in clauses (iii) through (v) of the preceding sentence. The address for the persons affiliated with Draper Fisher Jurvetson is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025. All information relating to the persons affiliated with Draper Fisher Jurvetson is based on the Schedule 13G they filed on January 30, 2018.

(2) Ownership consists of (i) 5,618,937 shares for which voting and investment power is shared among Greylock XII Limited Partnership, Greylock XII GP LLC, William W. Helman and Aneel Bhusri and (ii) 624,325 shares for which voting and investment power is shared among Greylock XII-A Limited Partnership, Greylock XII GP LLC, William W. Helman and Aneel Bhusri. The address for the persons affiliated with Greylock Partners is 2250 Sand Hill Road, Suite 200, Menlo Park, CA 94025. All information relating to the persons affiliated with Greylock Partners is based on the Schedule 13G they filed on February 12, 2018 and the Form 4 filed by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII GP LLC on March 1, 2018.

(3) Of the shares beneficially owned, T. Rowe Price Associates, Inc. has sole voting power over 458,314 shares and sole dispositive power over 5,097,943 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. All information relating to T. Rowe Price Associates, Inc. is based on the Schedule 13G it filed on February 14, 2018.

(4) Ownership consists of (i) 6,426,045 shares for which voting and investment power is shared among Tiger Global Private Investment Partners VII, L.P., Tiger Global PIP Performance VII, L.P., Tiger Global PIP Management VII, Ltd., Tiger Global Management, LLC, Charles P. Coleman III, Lee Fixel and Scott Shleifer and (ii) 1,264,046 shares for which voting and investment power is shared among Tiger Global Management, LLC, Charles P. Coleman III, Lee Fixel and Scott Shleifer. The address for Tiger Global Management, LLC, Charles P. Coleman III, Lee Fixel and Scott Shleifer is 9 West 57th Street, 35th Floor, New York, New York 10019. The address for Tiger Global Private Investment Partners VII, L.P., Tiger Global PIP Performance VII, L.P. and Tiger Global PIP Management VII, Ltd. is c/o Campbells Corporate Services Limited, P.O. Box 268, Floor 4 Willow House, Cricket Square, Grand Cayman KY1-1104, Cayman Islands. All information relating to the persons affiliated with Tiger Global Management is based on the Schedule 13G they filed on February 14, 2018.

(5) Ownership consists of (i) 6,591,612 shares beneficially owned by Vulcan Ventures Incorporated, Vulcan Capital Venture Capital Management I LLC and Vulcan Capital Venture Capital I LLC and (ii) 430,054 shares beneficially owned by Cougar Investment Holdings LLC, VCVC Management III LLC and VCVC III LLC. Paul G. Allen beneficially owns, and has sole voting and investment power over, the 7,021,666 shares described in the preceding sentence. The address for the persons affiliated with Vulcan Capital is 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. All information relating to the persons affiliated with Vulcan Capital is based on the Schedule 13G they filed on February 14, 2018.

(6) Ownership includes 52,777 shares underlying stock options.

(7) Ownership includes 39,583 shares underlying stock options.

(8) Ownership includes 712,998 shares underlying stock options.

(9) Ownership includes 37,567 shares underlying stock options. Of the shares beneficially owned, 554,844 shares are held by Toon Toot Sawan LP. Mr. Ligon is the managing member of the general partner of Toon Toot Sawan LP.

(10) Ownership includes 133,333 shares underlying stock options. Of the shares beneficially owned, 357,700 shares are held by Annox Capital, LLC. Mr. Mylod is the managing member of Annox Capital, LLC.

(11) Ownership includes 832,013 shares underlying stock options.

(12) Ownership includes 803,129 shares underlying stock options.

(13) Mr. Slavet is a managing member of Greylock XII GP LLC, which beneficially owns 6,243,262 shares of our common stock, as discussed in footnote 2. Mr. Slavet disclaims beneficial ownership of these shares.

(14) Ownership includes 100,000 shares underlying stock options.

(15) Ownership includes 4,369,460 shares underlying stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The SEC’s rules require our directors, our officers and persons who beneficially own more than 10% of our common stock to file reports with the SEC relating to their beneficial ownership of our common stock. Based solely upon a review of these reports and related representations furnished to us, none of these persons failed to file on a timely basis any required report during 2017.

REDFIN CORPORATION
1099 STEWART STREET, SUITE 600
SEATTLE, WA 98101

VOTE BY INTERNET
Before the Meeting - go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

During the Meeting - go to **www.virtualshareholdermeeting.com/RDFN2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 5, 2018. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44046-P08120

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REDFIN CORPORATION

The Board of Directors recommends you vote FOR each of the nominees listed:

1. Elect three Class I directors

Nominees:	**For**	**Withhold**
1a. Austin Ligon	☐	☐
1b. David H. Lissy	☐	☐
1c. James Slavet	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44047-P08120

REDFIN CORPORATION
Annual Meeting of Stockholders
June 6, 2018 9:30 AM PDT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Glenn Kelman and Chris Nielsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Redfin Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM PDT on June 6, 2018, online at www.virtualshareholdermeeting.com/RDFN2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side